As filed with the Securities and Exchange Commission on December 4, 2002

Registration No. 33-56886

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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 2
to
FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

____________________

TRI CITY BANKSHARES CORPORATION
(Exact name of Registrant as specified in its charter)

Wisconsin	6400 South 27th Street Oak Creek, Wisconsin 53154 (414) 761-1610	39-1158740
(State or other jurisdiction of incorporation or organization)	(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)	(I.R.S. Employer Identification No.)

____________________

Scott Gerardin, Esq.
Tri City Bankshares Corporation
6400 South 27th Street
Oak Creek, Wisconsin 53154
(414) 761-1610
(Name, address, including zip code, and telephone number,
including area code of agent for service)

COPY TO:

Larry D. Lieberman
Godfrey & Kahn, S.C.
780 North Water Street
Milwaukee, Wisconsin 53202
(414) 273-3500

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: Not Applicable.

          If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☒

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock $1.00 par value	250,000	$ 16.63(1)	$ 4,157,500	$ 1,299.22(2)
(1)

Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c), based on the average of the bid and ask prices of the Common Stock as obtained from an independent broker on January 8, 1993.

(2)	Paid on January 11, 1993.

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PROSPECTUS

TRI CITY BANKSHARES CORPORATION

Common Stock
($1.00 Par Value)
Up to 250,000 Shares

AUTOMATIC DIVIDEND
REINVESTMENT PLAN

Investment of Dividends on Common Stock
for Shareholders of
TRI CITY BANKSHARES CORPORATION

        This prospectus sets forth information concerning the Tri City Bankshares Corporation Automatic Dividend Reinvestment Plan and the shares of common stock of Tri City Bankshares Corporation, par value $1.00, being offered under the plan.

        The shares purchased under the plan may be newly issued shares, shares purchased in the open market, or shares purchased through a combination of these methods. The price of newly issued shares purchased under the plan will be the "fair market value," as described in the prospectus. The shares purchased in the open market will be purchased at prevailing market prices or in negotiated transactions.

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        We have not authorized any person to give you any information or to make any representation not contained in this prospectus, and, if given or made, you should not rely upon such information or representation as having been authorized by Tri City Bankshares Corporation. This prospectus is not an offer to sell, or a solicitation of an offer to buy, in any state in which it is unlawful to make such an offer or solicitation.

        Shares of Tri City common stock are not savings or deposit accounts or other obligations of a bank, are not guaranteed by a bank, and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

        These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 4, 2002.

        When used in this prospectus, the terms "Tri City," "we," "our," or "us" refer to Tri City Bankshares Corporation.

TRI CITY BANKSHARES CORPORATION

        Tri City, a Wisconsin corporation, is a bank holding company registered with and supervised by the Board of Governors of the Federal Reserve System. Tri City owns all of the outstanding capital stock of Tri City National Bank, a commercial bank with thirty-two branch offices throughout the Milwaukee area. Our principal executive office is located at 6400 South 27th Street, Oak Creek, Wisconsin 53154 and our telephone number is (414) 761-1610.

THE PLAN

        Our Automatic Dividend Reinvestment Plan gives our shareholders of record an opportunity to use part or all of their quarterly common stock dividends to automatically acquire shares of our common stock. Tri City National Bank, our wholly-owned subsidiary (which we refer to as the "Bank"), administers the plan.

PLAN SUMMARY

        This summary is not intended to be a complete description of the matter covered in this prospectus. You should read the more detailed information appearing elsewhere or incorporated by reference in this prospectus.

SUMMARY OF HOW THE PLAN WORKS

    The plan is automatic after you enroll. Owners of record of at least fifty (50) shares of common stock may enroll in the plan at any time by completing the enclosed Authorization Form and mailing it to the Bank in the envelope provided. Additional Authorization Forms may be obtained by written request to the Bank.

    The Bank receives the dividends on your shares of common stock and buys additional common stock for you at the current market value as described in question 9 of the section entitled "PLAN TERMS" below. You are credited with any full and fractional shares so purchased. Dividends are payable on full and fractional shares held in your plan account.

    You will receive a statement of your plan account from the Bank as soon as practicable after each investment. The statement of account will include information regarding each such purchase and other information regarding the status of your plan account as of the date of such statement.

    The shares of common stock purchased under the plan will be issued in the name of the Bank or its nominee and these shares will be held for you until such time as you request in writing that certificates for full shares be issued to you.

    You may terminate participation in the plan at any time, subject to the terms and conditions of the plan. Upon termination, you will receive a certificate for the full shares in your account and cash for any fractional shares, based on the then current market value as described in question 21 of the section entitled "PLAN TERMS" below.

    You will vote full shares held in your plan account. The Bank will have no authority to vote these shares.

    The Bank administers the plan as agent for the participants. Communications regarding the administration of the plan may be directed to:

Tri City National Bank Attn: Stockholder Relations 6400 South 27th Street Oak Creek, Wisconsin 53154 Telephone: (414) 761-1610

BENEFITS TO YOU OF PARTICIPATING IN THE PLAN

    The plan is available to shareholders of record owning at least fifty (50) shares of common stock.

    You may have the cash dividends on all or a portion of your common stock automatically reinvested in additional shares of common stock.

    Your reinvested cash dividends will be promptly invested in shares of additional common stock.

    Your reinvested cash dividends will be fully invested because the plan provides for fractional shares to be credited to your account.

    We will pay all costs of administering the plan, except certain expenses for issuing stock certificates.

    Shares purchased under the plan are credited to an account in your name, and a statement is furnished to you following each purchase, thereby providing a simplified method of record keeping.

    Your investments are compounded.

    You may terminate your participation anytime, except within 15 business days of a dividend record date.

FEDERAL INCOME TAXES CONSEQUENCES OF PARTICIPATION IN THE PLAN

        Although your cash dividends will be reinvested in additional shares of common stock under the plan, the dividends must still be reported as dividend income for tax purposes. Participation in the plan does not relieve you of any such income taxes which may be payable on reinvested dividends. In addition, in the event the Bank incurs and pays any brokerage or other expenses in purchasing additional common stock under the plan, you must report as dividend income your pro rata portion of those expenses. The Bank will determine and report your pro rata portion of such expenses to you.

        Your tax basis in additional common stock purchased under the plan will be the fair market value of the common stock purchased with the dividends. Your holding period for such common stock will commence on the day after the quarterly dividend payment date (we refer to the dividend payment date as the "quarterly investment date").

        You will not realize any taxable income upon the receipt of a certificate for full shares credited to your account. You will recognize gain or loss when a fractional share interest is liquidated. Such gain or loss will equal the difference between the amount which you receive for such fractional share interest and the tax basis therefor.

        In the case of participants whose dividends are subject to withholding of federal income tax, dividends will be reinvested less the amount of tax required to be withheld. Periodic statements of account will indicate the amount of tax withheld.

        The foregoing is intended only as a general discussion of the current federal income tax consequences of participation in the plan. You should consult your own tax advisors regarding the federal and state income tax consequences (including the effects of any changes in law) of your individual participation in the plan.

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PLAN TERMS

        The following is a question and answer statement of the terms and conditions of the plan.
PARTICIPATION

1. Who is eligible to participate in the plan?

All shareholders of record of Tri City owning at least fifty (50) shares of common stock may participate in the plan. We reserve the right, however, to refuse an applicant's request to enroll, or to terminate a participant's involvement in the plan, for any reason whatsoever including for the reason that a shareholder resides in a jurisdiction which has laws that would need to be complied with as a result of the applicant's participation in the plan and such laws are deemed by us, in our sole discretion, to be too burdensome or costly with which to comply.

2. How may I become a participant in the plan?

If you are an eligible shareholder, you may enroll in the plan by completing an Authorization Form and returning it to the Bank. If you do not wish to enroll, no action is necessary and you will receive dividends, as declared, by check on shares of common stock registered in your name.

3. When may I enroll in the plan?

If you are an eligible shareholder you may enroll in the plan at any time.

If an Authorization Form is received by the Bank on or before the record date established for payment of a particular dividend, reinvestment of dividends under the plan will commence with that dividend. If an Authorization Form is received after the record date established for a particular dividend, the reinvestment of dividends under the plan will begin with the next succeeding dividend.

4. When does Tri City generally pay dividends on its common stock?

We currently anticipate that the quarterly dividend record dates and the quarterly investment dates will ordinarily occur on or about the following dates:

Record Date	Quarterly Investment Date

January 10	January 25
April 10	April 25
July 10	July 25
October 10	October 25

5. What portion of my cash dividends may I chose to have automatically reinvested in Tri City common stock?

You may chose to have the cash dividends on all or a portion of your shares automatically reinvested in shares of common stock. When completing the Authorization Form, you should check either the box entitled "Full Dividend Reinvestment" or the box marked "Partial Dividend Reinvestment". If you elect the "Partial Dividend Reinvestment" option, you must also indicate in the space provided the number of shares registered in your name to be subject to the plan (which may not be less than fifty (50) shares). All shares of common stock held for your benefit under the plan will participate in the plan.

If you choose to have dividends reinvested on only a portion of your shares, and if at any time your holdings of common stock, as indicated on our stock records, falls below the number of shares requested to be subject to the plan, the Bank will reinvest dividends as to all shares held by you until you file a new Authorization Form indicating to the contrary.

6. May I change my level of participation in the plan after enrollment?

You may change the number of shares subject to the plan at any time by requesting a new Authorization Form and returning it to the Bank.

PURCHASE OF SHARES UNDER THE PLAN

7. How will shares of Tri City common stock be purchased and credited to my account under the plan?

On each quarterly investment date, we will pay to the Bank the total amount of dividends payable on shares of common stock registered in your name on our shareholder records which you have specified are to be included in the plan, plus the dividends payable on all of the shares of common stock then credited to your plan account. The Bank will apply all dividends received to the purchase of common stock for your account.

Cash dividends, both on common stock held in your name and subject to the plan and on any full or fractional shares held in your plan account, will be applied to the purchase of common stock on each quarterly investment date. In making purchases for your account, the Bank may commingle your funds with those of other shareholders of Tri City participating in the plan.

SOURCE AND PRICE OF SHARES PURCHASED UNDER THE PLAN

8. What is the source of the Tri City common stock purchased by the Bank under the plan?

Generally, common stock purchased by the Bank will be authorized but unissued shares purchased from us. At the time the plan was established, we intended that the shares of common stock to be acquired by you under the plan would be newly issued shares. We reserve the right, however, in our sole discretion, to cease making newly issued shares of common stock available for such purpose or to resume making newly issued shares available, at any time, and from time to time.

If at any time we are not making newly issued shares of common stock available for purchase under the plan, the Bank in its capacity as agent for the participants will, to the extent permitted by applicable law, purchase shares in the open market. If we are making newly issued shares available in limited quantities only, shares will be acquired through a combination of open market purchases and direct purchases from us.

9. What will be the price of the Tri City common stock purchased for my account under the plan?

Shares purchased from us will be purchased by the Bank at a price equal to 100% of the fair market value of such shares on the quarterly investment date. "Fair market value" means (i) the average of the high and low price of the common stock on the quarterly investment date if the common stock is listed on a national securities exchange or the average of the bid and asked prices on the quarterly investment date if the common stock is traded on the Regular National Association of Securities Dealers Automated Quotation ("NASDAQ") System or the NASDAQ National Market System ("NASDAQ/NMS") or, (ii) if the common stock is not traded on a national securities exchange, the Regular NASDAQ System or the NASDAQ/NMS, the price specified by our Board of Directors, as set forth below, which they deem in their sole discretion to be fair and reasonable, and which shall be set at such time as the Board of Directors declares the quarterly dividend.

If the Board of Directors is required to make a determination as to fair market value, the Board of Directors shall consider the average of the bid and asked prices on the quarterly investment date in the market, if any, made by a broker or dealer not affiliated with us which facilitates trading in common stock, the our financial condition and our recent operating results, the lack of liquidity and limited secondary market trading of the common stock, and such other factors as the Board of Directors in its discretion deems relevant.

Purchases of shares of common stock in the open market may be made in the over-the-counter market or in negotiated transactions. The price at which the Bank shall be deemed to have acquired outstanding shares for your account shall be the average price of all shares purchased by the Bank under the plan with the proceeds of a single cash dividend.

REPORTS TO PARTICIPANTS

10. What kind of reports will I receive about my participation in the plan?

As soon as practicable after each quarterly purchase made under the plan on your behalf, you will receive a statement of your account, which will include information regarding each such purchase and other information regarding the status of your account as of the date of such statement. These statements are a record of your cost for the purchase of shares under the plan and should be retained for tax purposes. At the end of each year, the Bank will report to you the total amount of dividends considered paid to you, including amounts reinvested.

All account statements and other notices to participants under the plan will be sent by letter addressed to the last address of record on our shareholder records. You must give prompt written notice to us of any change of address.

ADMINISTRATION OF THE PLAN

11. Who administers the plan?

The plan's administer is the Bank.

12. How will my shares of Tri City common stock in the plan be held?

The Bank will hold your shares as agent in the Bank's name or that of its nominee without charge. Under no circumstances will the Bank be considered to have any beneficial ownership rights in the shares of common stock held by the Bank pursuant to the plan.

13. May I request that my shares of common stock in the plan be issued to me in certificated form?

You may, from time to time, make written request to the Bank requesting issuance of full shares held by the Bank under the plan in your name. In addition, you may make a blanket request that a certificate for full shares be issued to you after every share purchase unless the Bank indicates that such blanket requests would lead to a proliferation of certificates and would be unduly burdensome administratively. No fractional share certificates will be issued. The Bank reserves the right to charge a reasonable fee for this service.

COSTS OF PARTICIPATING IN THE PLAN

14. What are the costs of participating in the plan?

Your participation in the plan involves no costs to you, except fees as described in question 13 above. There are no brokerage commissions or service fees on newly issued shares purchased from us for your account. In purchasing additional shares of common stock on the open market for your account, the Bank may incur and pay brokerage commissions or other expenses and, for tax purposes, these commissions and expenses will be considered as additional dividend income to you. All costs of administering the plan will be paid by us.

VOTING RIGHTS OF SHARES HELD IN YOUR ACCOUNT

15. May I vote my shares of common stock held under the plan?

If your account includes at least one whole share of common stock, you will receive a proxy indicating the total number of whole shares of common stock, including shares of common stock registered in your name and whole shares of common stock credited to your plan account, which you are entitled to vote. If the proxy is returned properly signed and marked for voting, all the shares covered by the proxy will be voted as directed. If the proxy is returned properly signed but without indicating instructions as to the manner in which shares are to be voted with respect to any item thereon, all of your shares-those registered in your name and those credited to your account under the plan-will be voted in accordance with the directions, if any, in the proxy card which address such situation. If the proxy is not returned, or if it is returned unexecuted or improperly executed, shares registered in your name and shares credited to your plan account may be voted only if you vote in person at the shareholders' meeting. The Bank is not authorized to vote shares of common stock held under the plan.

TRANSFER OF YOUR SHARES

16. May I sell, pledge or transfer my shares of common stock held under the plan?

You may not sell, pledge or otherwise assign or transfer your account under the plan, or any interest therein, or any shares of common stock credited to your account. If you desire to sell, pledge or otherwise assign or transfer shares of common stock held in your account, you must request the Bank to issue certificates for such shares in your name.

TERMINATION OF A PARTICIPANT

17. How may I terminate my participation in the plan?

Dividends paid on common stock held in your plan account or held outside the plan will continue to be reinvested so long as you participate in the plan. You may terminate your account not less than fifteen (15) business days before a record date by written notice of termination to the Bank. Any such notice received after such date will not be effective until dividends have been invested and credited to your account.

18. What happens if I dispose of my common stock registered in my name on Tri City's shareholder records without terminating my participation in the plan?

If you dispose of all shares of common stock registered in your name on our shareholder records without terminating your participation in the plan, the Bank will reinvest dividends payable on the shares of common stock held in your plan account until notified by us that you have so disposed of your common stock. After receipt of this notice, the Bank will terminate your participation in the plan following the next quarterly investment date.

19. If I terminate my participation in the plan, may I re-enroll in the plan?

If you terminate your involvement with the plan, you may re-enroll in the plan at any time by submitting a new Authorization Form to the Bank so long as you are then a shareholder of record of Tri City.

20. May the Bank terminate my participation in the plan?

The Bank may also terminate a participant's plan account at any time, by written notice to the participant, for any reason whatsoever including due to the participant's disposing of shares resulting in the participant holding of record less than fifty (50) shares of common stock or due to a participant residing in a jurisdiction which has laws that would need to be complied with on account of the participant's participation in the plan and such laws are deemed by Tri City, in its sole discretion, to be too burdensome or costly with which to comply.

21. What happens upon termination of my participation in the plan?

Upon termination, a certificate will be issued and delivered to you for full shares of common stock held in the plan. Any fractional interest in a share will be converted to cash by utilizing the last independent sale price for shares of common stock obtained from a broker or dealer not affiliated with us which facilitates trading in common stock, or if no such independent sale occurred since the last quarterly investment date, the share price utilized for the purchase of shares at the most recent quarterly investment date. Certificates for fractional shares will not be issued.

EFFECT OF A STOCK DIVIDEND, STOCK SPLIT OR RIGHTS OFFERING

22. What happens if Tri City issues a stock dividend, declares a stock split or has a common stock rights offering?

Any shares of common stock that we distribute as dividends or by way of a stock split on shares held by the Bank in your plan account will be credited to your plan account. In the event that we make available to holders of common stock rights or warrants to purchase additional shares of common stock or other securities, such rights or warrants issued in connection with shares of common stock registered in your name, as well as on whole shares credited to your plan account, will be mailed directly to you in the same manner as to holders of common stock not participating in the plan.

NO RIGHT TO DRAW AGAINST YOUR ACCOUNT

23. May I draw against my account?

You will have no right to draw checks or drafts against your account or to give instructions to the Bank with respect to any shares or cash held in your account, except as expressly provided herein.

AMENDMENT AND TERMINATION THE PLAN

24. May the plan be amended or terminated?

We may amend, supplement or terminate the plan at any time by mailing a notice to the Bank and to you at your last address of record. We are under no obligation to continue to pay dividends to the Bank under the plan if we give proper notification to you and to the Bank of our intent to terminate such dividend payments.

GOVERNING LAW

25. What law governs the plan?

The plan is governed by the laws of the State of Wisconsin.

DUTIES AND RESPONSIBILITIES OF TRI CITY AND THE BANK

26. What are the duties and responsibilities of Tri City and the Bank under the plan?

Tri City, the Bank and their nominees have no responsibility beyond the exercise of ordinary care for any action taken or omitted pursuant to the plan, nor do they have any duties, responsibilities or liabilities except such as are expressly set forth herein. Tri City, the Bank and their nominees will not be liable hereunder for any act done in good faith, or for any good faith omission to act.

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USE OF PROCEEDS

        Funds that we receive in consideration of issuance of our common stock under the plan will be added to the general funds of Tri City and used as working capital and for other general corporate purposes.

INDEMNIFICATION

        Under Chapter 180 of the Wisconsin Business Corporation Law, we have broad powers to indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (which we refer to as the "Securities Act"). Our Amended and Restated By-Laws require us to indemnify our directors, officers and employees to the full extent permitted by Wisconsin law against certain liabilities and expenses incurred as a result of proceedings involving such persons in their capacities as such, including proceedings under the Securities Act. Our By-Laws further provide that rights conferred under such By-Laws shall not be deemed to be exclusive of any other right such persons may have or acquire as a matter of law, pursuant to any agreement, by vote of shareholders or disinterested directors or otherwise.

        Subject to certain exclusions as to coverage, we maintain officers' and directors' liability insurance that insures our officers and directors against liabilities for acts or omissions related to the conduct of their duties. The insurance covers certain liabilities that may arise under the Securities Act.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Tri City pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LEGAL OPINION

        Godfrey & Kahn, S.C., Milwaukee, Wisconsin, has passed upon the validity of the shares of Tri City common stock offered by this prospectus.

EXPERTS

        Our consolidated financial statements for the year ended December 31, 2001 incorporated by reference in our annual report on Form 10-K have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities:
Public Reference Room Office 450 Fifth Street, N.W. Room 1024 Washington, D.C. 20549	New York Regional Office 233 Broadway New York, New York 10279	Chicago Regional Office Citicorp Center 500 West Madison Street Suite 1400 Chicago, Illinois 60661-2511

        You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call 1-800-732-0330 for further information on the operations of the public reference facilities.

INCORPORATION OF INFORMATION BY REFERENCE

        We have elected to incorporate by reference information filed with the SEC, which means that:

    incorporated documents are considered part of this prospectus;

    we may disclose important information to you by referring you to those documents; and

    information that we file with the SEC will automatically update and supersede the information in this prospectus and any information that was previously incorporated in this prospectus.

        We incorporate by reference the documents listed below that were filed with the SEC under the Securities Exchange Act of 1934, as amended (which we refer to as the "Exchange Act"):

    our annual report on Form 10-K for the fiscal year ended December 31, 2001;

    our quarterly reports on Form 10-Q for the quarterly periods ended March 31, 2002, June 30, 2002 and September 30, 2002;

    our current reports on Form 8-K dated May 9, 2002 and March 26, 2002; and

    the description of our common stock contained in our Registration Statement under Section 12(g) of the Exchange Act including any amendment or report filed for the purpose of updating such description.

        We also incorporate by reference any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until the termination of the plan.

        You may obtain any of the filings incorporated by reference in this prospectus through us or from the SEC through its web site or at the addresses listed above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents that are not specifically incorporated by reference in such documents. You may request a copy of the documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address:

Tri City Bankshares Corporation
Attn: Corporate Secretary
6400 South 27th Street
Oak Creek, Wisconsin 53154
Telephone: (414) 761-1610

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

        The estimated fees and expenses payable by the Registrant in connection with the issuance and distribution of the securities are as follows:
Estimated Dollar Amount

Securities and Exchange Commission Registration Fee	$ 1,299
Printing Expenses	1,500
Legal Fees and Expenses	15,000
Accounting Fees and Expenses	3,000
Blue Sky Fees and Expenses	2,000

Total	$ 22,799

Item 15. Indemnification of Directors and Officers

        Section 180.0851 of the Wisconsin Business Corporation Law ("WBCL") requires a corporation to indemnify a director or officer, to the extent such person is successful on the merits or otherwise in the defense of a proceeding, for all reasonable expenses incurred in the proceeding, if such person was a party to such proceeding because he or she was a director or officer of the corporation. In all other cases, a corporation is required to indemnify a director or officer against liability incurred by such person in a proceeding to which such person was a party because he or she was a director or officer of the corporation, unless liability was incurred because he or she breached or failed to perform a duty owed to the corporation and such breach or failure to perform constitutes: (i) a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director or officer has a material conflict of interest; (ii) a violation of criminal law, unless the director or officer had reasonable cause to believe his or her conduct was unlawful; (iii) a transaction from which the director or officer derived an improper personal profit; or (iv) willful misconduct. A corporation's articles of incorporation may limit its obligation to indemnify officers and directors under the mandatory indemnification provisions.

        Section 810.0858 of the WBCL provides that, subject to certain limitations, the mandatory indemnification provisions do not preclude any additional right to indemnification or allowance of expenses that a director or officer may have under the articles of incorporation or by-laws of the corporation, a written agreement between the director or officer and the corporation, or a resolution of the board of directors or the shareholders.

        Unless otherwise provided in the corporation's articles of incorporation or by-laws, or by written agreement between the director or officer and the corporation, an officer or director seeking indemnification is entitled to indemnification if approved in any of the following manners as specified in Section 180.0855 of the WBCL: (i) by majority vote of a disinterested quorum of the board of directors or committee consisting of disinterested directors; (ii) by independent legal counsel chosen by a majority vote of a disinterested quorum of the board of directors or a committee consisting of disinterested directors; (iii) by a panel of three arbitrators (one of which is chosen by disinterested directors as described above); (iv) by the vote of the shareholders; (v) by a court; or (vi) by any other method permitted in Section 180.0858 of the WBCL.

        Pursuant to Section 180.0853 of the WBCL, reasonable expenses incurred by a director or officer who is a party to a proceeding may be reimbursed by the corporation at such time as the director or officer furnishes to the corporation written affirmation of his or her good faith that he or she has not breached or failed to perform his or her duties and written confirmation to repay any amounts advanced if it is determined that indemnification by the corporation is not required.

        Section 180.0859 of the WBCL provides that it is the public policy of the State of Wisconsin to require or permit indemnification, allowance of expenses or insurance to the extent required or permitted under Sections 180.0850 to 180.0858 of the WBCL for any liability incurred in connection with a proceeding involving a federal or state statute, rule or regulation regulating the offer, sale or purchase of securities.

        Section 180.0857 of the WBCL permits the Company to purchase insurance on behalf of a director or officer of the corporation against liability incurred by such person in his or her capacity as a director or officer or arising from his or her status as a director or officer regardless of whether the corporation is required or authorized to indemnify or allow expenses to such person against the same liability under Sections 180.0851 to 180.0858 of the WBCL.

        Under Section 180.0828 of the WBCL, a director of a corporation is not personally liable for breach of any duty resulting solely from his or her status as a director, unless it shall be proved that the director's conduct constituted conduct described in the first paragraph of this item.

        As permitted by Sections 180.0855 through 180.0858 of the WBCL, the Registrant has adopted indemnification provisions in its By-Laws which closely track the statutory indemnification provisions with certain exceptions. In particular, Article VII of the Registrant's By-Laws provides that indemnification rights will also extend to employees and certain agents of the Registrant, and that the propriety of indemnification is to be determined (i) by the majority vote of a quorum of the board of directors consisting of disinterested directors, or (ii) if such quorum cannot be obtained or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by a vote of the shareholders.

        In accordance with Section 180.0857 of the WBCL, Article VII of the Registrant's by-laws allows the Registrant to purchase insurance for directors and officers. Through insurance, the officers and directors of the Registrant are insured against liability for acts or omissions related to the conduct of their duties. The insurance covers certain liabilities that may arise under the Securities Act of 1933, as amended (the "Securities Act").

Item 16. Exhibits

4.1	Tri City's Automatic Dividend Reinvestment Plan is incorporated by reference to the Prospectus contained in this Registration Statement.

5	Opinion of Godfrey & Kahn, S.C.*

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Godfrey & Kahn, S.C. (included in Exhibit 5).*

24	Powers of Attorney (on the signature page hereof)

________________

* Previously filed.

Item 17. Undertakings

The Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

        Provided, however, that paragraphs (1)(a) and (1)(b) above do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in the Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4) That, for the purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oak Creek, State of Wisconsin, on this 13th day of November, 2002.
TRI CITY BANKSHARES CORPORATION
By: /s/ Henry Karbiner, Jr.
Henry Karbiner, Jr., President

        Each person whose signature appears below appoints Henry Karbiner, Jr. and Ronald K. Puetz, and each of them, as his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended) and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, and any other regulatory authority, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing, requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date

/s/ Henry Karbiner, Jr. Henry Karbiner, Jr.	Chairman of the Board, President and Chief Executive Officer (Principal Executive and Financial Officer)	November 13, 2002

/s/ Ronald K. Puetz Ronald K. Puetz	Executive Vice President and a Director	November 13, 2002

/s/ Scott A. Wilson Scott A. Wilson	Senior Vice President, Secretary and a Director	November 13, 2002

/s/ Robert W. Orth Robert W. Orth	Senior Vice President and a Director	November 13, 2002

/s/ Thomas W. Vierthaler Thomas W. Vierthaler	Vice President and Comptroller (Principal Accounting Officer)	November 13, 2002

/s/ Frank J. Bauer Frank J. Bauer	Director	November 13, 2002

/s/ William N. Beres William N. Beres	Director	November 13, 2002

/s/ Sanford Fedderly Sanford Fedderly	Director	November 13, 2002

/s/ Scott D. Gerardin Scott D. Gerardin	Director	November 13, 2002

/s/ William Gravitter William Gravitter	Director	November 13, 2002

/s/ Christ Krantz Christ Krantz	Director	November 13, 2002

/s/ William L. Komisar William L. Komisar	Director	November 13, 2002

/s/ Agatha T. Ulrich Agatha T. Ulrich	Director	November 15, 2002

/s/ David A. Ulrich, Jr. David A. Ulrich, Jr.	Director	November 13, 2002

/s/ William J. Werry William J. Werry	Director	November 13, 2002

EXHIBIT INDEX
Exhibit No.	Exhibit

4.1	Tri City's Automatic Dividend Reinvestment Plan is incorporated by reference to the Prospectus contained in this Registration Statement.

5	Opinion of Godfrey & Kahn, S.C.*

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Godfrey & Kahn, S.C. (included in Exhibit 5).*

24	Powers of Attorney (on the signature page hereof)

________________________

* Previously filed